The EMCO/ Hanover Group
Merchant Bankers

October 3, 2010

Smart-Tek Solutions, Inc.
1100 Quail Street, Ste. 100
Newport Beach, California 92660
Attention: Board of Directors of Smart-Tek Solutions, Inc.

Re:	Fairness Opinion of the going concern
business referenced below to be acquired
from Smart-Tek Solutions, Inc. whose
trading symbol is: “STTN.OB”.

Gentlemen:

The EMCO/Hanover Group (“EMCO/Hanover”) has been requested to render an opinion on the value of the business, Smart-Tek Communications, Inc. (referenced herein to as “STC” or the “Company”) being acquired from Smart-Tek Solutions, Inc. (STTN.OB). For purposes of this opinion it is based on the Unaudited Financial Statements for the nine month period ending March 31, 2010 and the Independent Accountant’s Financial Statements for Fiscal Years ending June 30, 2009 and 2008. It is further the opinion of management that anticipated operating results for Fiscal 2010 should be comparable to that attained in Fiscal 2009 even though Year-To-Date Third Quarter results for Fiscal 2010 (March 31, 2010) were up over the comparable period for Fiscal 2009.

Conclusion

It is the opinion of The EMCO/Hanover Group (“EMCO/Hanover”) that the Fair Market Value of the business of Smart-Tek Communications, Inc. being acquired from Smart-Tek Solutions, Inc. is US$ $847,445. For basis, see Section: Valuation Opinion herein – Page 4 herein and is fair to the shareholders of Smart-Tek Solutions, Inc.

To Be Acquired Business: Smart-Tek Communications, Inc

a. )	General Background Information

Post acquisition, Smart-Tek Communications, Inc., incorporated on October 29, 1996 in the Province of British Columbia, Canada, is in the business of the design, sale, installation and service of security technology with electronic hardware, software products and structure cabling. Their primary business deals with residential high rise buildings and commercial developments plus system upgrades and monitoring contracts, with a 100% of its business in Canada.

11740-11 Sunset Boulevard, Los Angeles, California 90049-2996
Telephone: (310) 471-373 5 Fax: (310) 440-2214 Email: bbarren@verizon.net website: www.emcohanover.com

It is not a manufacturer of system’s equipment but an off the shelf purchaser of product, similar to but much smaller than Henry Bros. Electronics, Inc, subsequently described herein.
STC’s sales and technical installation team has over 50 years of experience specializing in the design, sales, installation and service of CCTV, access control, intercom, security, structuring cabling and wireless communicate on systems.

Despite solid growth over the past 10 years, the to-be-acquired Company is currently experiencing a slowness due to the current economic conditions worldwide since developers have slowed down construction caused by a slowdown in the real estate market plus lower prices of real estate and the fact that construction financing is much harder to obtain in today’s market. Customers range from developers, general contractors, electrical contractors, property managers, institutions and general business. But for revenue generated on the one-time Olympic village project, year to year revenue for the nine months ending March 30, 2010 compared to March 30, 2009 would have been at best flat. In addition with the institution of the 12% HST tax as of July 1, 2010 on new home sales in Canada, the Company expects revenue to slow down even more in the coming fiscal year.

The Company currently has 32 employees, with Perry Law being its President and Stephan Pratt as a Vice President. Each co-shares the responsibility for administration, customer relations and sales.

b. )	Competition

Over the past 5 years according to its management, STC’s average work load has been about 10 projects per year with a value range of $100,000 to $ 400,000. Management considers that its local competitors, none of whose shares are publicly-traded, are:

1.) Intercom has about 20 employees in the Vancouver area. However, it is part of ADT North America which in turn is a subsidiary of Tyco Fire & Security (NYSE: TYC). ADT has some 200 sales offices plus 7 customer monitoring centers and 22,000 employees in the United States and Canada.
2.) Blue Mountain Security is privately-held and has some 10 employees in the Vancouver area.
3.) Cobra Security is privately-held and has some 10-15 employees in the Vancouver area.

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4.) D&L Security is also privately-held and has some 8-10 employees in the Vancouver area.
5.) Horizon Communications is privately-held and has some 25 employees in the Vancouver area.
6.) Milson Multimedia is privately-held and has some 15-20 employees in the Vancouver area.

c. )	Financial Condition and Operating Performance

For the Fiscal Period just ended June 30, 2009 the Company’s Balance Sheet was reported as: Total Current Assets ($1,09,295); Fixed and Other Assets ($59,469) for Assets of $1,163,763 –all reported in U.S. Dollars. Liabilities, all current were: $1,951,204 causing a Negative Net Worth of <$787,442>.

Gross Revenue for Fiscal 2009 year-end (through June 30, 2009) was $3,816,873 versus $3,804,213 for Fiscal 2008. Gross Profit for Fiscal 2009 was $834,462 (or 22%) versus $844,791 for Fiscal 2008. Net Income for 2009 was $44,482 compared to $23,109 for Fiscal 2008.

At March 31, 2010 (9 month period) Total Assets of $1,556,617; Total Liabilities [including an Inter-Company Loan of $495,290] were: $2,310,674 causing a Negative Net Worth of <$754,057>. Net Income for the period was: <$1,243>.

Basis of Valuation

1. )	Comparatives Companies Selected

Since none of STC’s local competitive companies were publicly-held, EMCO/Hanover then reviewed four publicly-traded companies as comparatives in order to arrive at its opinion herein. These included:

A.) Henry Bros. Electronics, Inc. (Symbol: HBE), with trailing 12-month revenues (“ttm”) of $53.4M and selling at a market cap. to revenue multiple of $25.1M to $53.4M or 47.0%, operates in the electronic physical security industry, providing technology-based integrated electronic security systems, services, and emergency preparedness consultation to commercial enterprises and government agencies in the United States. It operates in two segments: a.) security system integration and b.) specialty products and services. It reported a ttm Net Income of <$594.1T>, not too dissimilar to Smart-Tek. However, it is not a manufacturer of its products.

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B. )

Magal Security Systems Ltd. (Symbol: MAGS), with revenues of $53.9M and selling at a market cap. multiple to revenue multiple of $53.9M to $32.0M, engaged in the development, manufacture, marketing, and sale of computerized security systems that detect and deter human intrusion. This Company was no longer used as a comparative since it has reported <$8.0M> in negative earnings which was in excess of 10% of its revenues.

C. )

Napco Security Technologies, Inc. (Symbol: NSSC), with revenues of 67.8M and selling at a market cap. multiple to revenue of $34.2M to $70M or 48.9%, in the manufacture and sale of security products, including intrusion and fire alarms, building access control systems, and electronic devices worldwide.

D. )

Visual Management Systems, Inc. (Symbol: VMSY.OB), with revenues of $4.7M and selling at a market cap. multiple to revenue of $2.7M to $4.7M or 57.4%, engaged in the design, manufacture, sale, installation, up-gradation, and service of digital surveillance systems that enables clients to manage their businesses, and secure their homes or campuses with video data retrieval and live viewing. Although originally comparable, this Company has been no longer used since it is now a non-reporting “pink sheet” company”, trading at $.0010.

In addition to the above, EMCO/Hanover also reviewed industry data to determine what the average market cap. multiple to revenue were, namely: $25.1M to 63.64M or 39.5%. As such, EMCO/Hanover selected the latter which was close to that reflected by Henry Bros. above, given that fact that neither Henry Bros. or Smart-Tek were manufacturers but distributors.

2. )	Basis of Opinion

Given 9-month revenues of $3,807,028 (annualized: $5,076,037) and using the industry average market capitalization rate of 37.1% - as noted above, this would yield a gross value of $1,883,210 ($5,076,037 x .371). Based on a discount standard of 40% as a private company -given today’s economic environment (versus the typical standard of 30%), this would yield a fair market value of $1,129,926 ($1,883,210 x ..60 the reciprocal of 40%) as noted below. However, EMCO/Hanover has added a further discount of 25% (the reciprocal of which is 75% - see below) in order to reflect the technical insolvency of the Company (“Smart-Tek Communications, Inc.”), whose reported Shareholders’ Equity Account at March 31, 2010 was: $<$754,056> ($1 + <$158,113> + <$595,944>) and whose working capital account at March 31, 2010, inclusive of what was owed Officers and Directors, was a negative of <$500,435>,

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calculated as Current Assets: $1,314,548 - $1,814,983 in Current Liabilities. This then produced a Fair Market Value of $847,445 – as noted below.

$5,076,037 x .371 = $1,883,210
$1,883,210 x .40 = $1,129,926
$1,129,926 x .75 = $847,445

Opinion Qualification

For purposes of this valuation, EMCO/Hanover has relied on certain information supplied by the Company’s management and certain of its outside advisors - including that referred to herein. As such, EMCO/Hanover does not attest to the accuracy or reliability of this information or to any subsequent events which might or might not affect their accuracy or reliability, either positively or adversely, since the date of this opinion.

Credentials of the Undersigned

Bruce W. Barren is Group Chairman of The EMCO/Hanover Group, which, since its inception in 1971, has concluded more than $3 billion in financial transactions worldwide as international merchant bankers, representing more than 1,000 separate corporate transactions. Mr. Barren specializes in matters attendant to the senior management decision process including those relating to executive/employee compensation, wrongful terminations, board representation, operating management, planning, financial administration, debt and capital sourcing encompassing all types of investment requirements - business turnarounds, capital restructuring and merger/acquisition, plus foreign licensing along with corporate valuations for cash/ collateral purposes under the U. S. Bankruptcy Act and separately, for estate planning - including tangible and intangible assets.

Mr. Barren has personally been involved in more than 200 business turnarounds, representing more than $1 billion in annualized payroll. He has been honored on more than 50 separate occasions by: the governor of the Commonwealth of Pennsylvania plus New York, and New Jersey (in addition to their respective U.S. Senators) along with the governors of Kentucky and Tennessee. In California, he has received commendations from various municipal and county governments as well as its State Assembly, Senate, Offices of the State Treasurer, Controller and several Governors.

As part of these accolades, Mr. Barren has also received more than a dozen individual U.S. Congressional Tributes, both from the U.S. Senate and House of Representatives, including one in 1990 from then Congressman Christopher Cox- subsequently the 28th Chairman of the Securities and Exchange Commission. In 1989, Mr. Barren was honored with a commemorative The EMCO/Hanover Group Merchant Bankers from President Ronald Reagan. Further, between 2000 to 2005 he received letters of commendation from then President Clinton and Vice President Al Gore plus President George W. Bush and Vice President Richard Cheney along with then U.S. Senator Hilary Rodham Clinton (subsequently appointed in 2009 as the U.S. Secretary of State under President Obama) for his 35+ years of service to the country, various states and their respective community.

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Under EMCO/Hanover's Executive Loan Program, Mr. Barren has assumed a number of senior on-line managerial positions, ranging from small- and medium-sized companies to those in the multi-national marketplace. Under this program, Mr. Barren has acted as: a Chief Executive Officer on a motorcycle manufacturer and a President of a microwave equipment manufacturing company – both for separate venture capital firms then located in New York City; a Chief Executive Officer of a California bank under FDIC approval; President of a HMO medical provider, with 23 offices in Southern California, under the State of California, Department of Insurance's approval; Chairman of a printing/graphic design business and as a Chief Executive and Administrative Officer for various companies in the construction/ real estate industry, both commercial and residential.

From 1959 to 1962, Mr. Barren was an Executive Vice President and Board Member of a multinational industrial processing and chemical company, which he was forced to assume while he was in college, following the death of his father. Other prior experiences include an association with Price Waterhouse (1963-1967) where his responsibilities were directed primarily to client marketing-related problems at the chief executive officer level, involving such companies as Paramount Pictures, Saab Motors (Sweden) and Electrolux. Between 1968 and 1971 he was a member of several Securities and Exchange Commission (SEC) regulated investment banking firms, first as a Vice President at Walston & Co., Inc. and then as a Director/ Senior Vice President of Delafield Childs, Inc. – both then located in New York City.

In 1971, Mr. Barren became a Senior Vice President for an AMEX publicly-traded printing services company which also controlled a related company, listed in the Over-the-Counter Marketplace. Since then, he has been advisor to a number of other SEC regulated firms (Bregman Securities, Jesup & Lamont plus Birr Wilson) and in the late 1980’s to Transatlantic Capital Bio-Sciences Fund (London, England) - a “first-stage”, medical bio-sciences venture fund, whose investors included Johnson & Johnson International and Fison Pharmaceutical. Currently, Mr. Barren continues to act as an advisor to a variety of companies, engaged in a diversity of business – worldwide, including having served as the designated Chairman of the Executive Committee in 2005-6 for a U.S. publicly held company, with two mandates from the Peoples Republic of China (PRC): to upgrade its Level II hospitals and to introduce the concept of Assisted Care Living.

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From 1985-87, Mr. Barren acted as Chief Executive Officer and Vice Chairman of a $200 million multi-national transportation services company operating in some 40 different countries involving Europe along with North, Central and South America, plus Africa and the Middle East in addition to the Far East prior to its acquisition by a foreign corporation, In 1990-91, he was The EMCO/Hanover Group Merchant Bankers appointed Chief Executive office for a $750 million company operating throughout North America, Korea and England. From 1993 to 1996, Mr. Barren initially acted as an advisor and then became the Chief Executive Officer for an aerospace company in order to affect its capital formation program. In so doing, he was further appointed a co-conservator of this company by The Superior Court of Los Angeles, California.

Prior to becoming Chairman of Technical Asset Management LTD (England), Mr. Barren was Chief Executive Officer for a multi-national direct sales company, headquartered in Nanjing (PRC), and serving the Far East. Through 2004, Mr. Barren acted as the Lead Consultant for a medical services company whose primary activities focused on Mainland China. Because of his vast experience, he has been featured in more than 150 articles by various newspapers and internet media in the Far East (China and Japan), Europe and the United States, as "turnaround" specialist and business expert, including for one of the "Big 4" accounting firms' KMPG’s Banking Insider, and separately, KMPG's Commissions Markets Insider.

In 2005, Mr. Barren became an audio conferencing instructor for Progressive Business Publications (PBP) – representing an audience of some 70,000 people, including Chief Financial Officers for both publicly- and privately-held companies. In 2007, he continued as a CPE-Accredited instructor but this time the topic was: “Cash management: Building and fortifying a strong cash flow strategy.”

In litigation support, Mr. Barren has been accepted as a multi-industry expert in some 40 cases, including against such industry leaders like The Chase Manhattan Bank, Merrill Lynch, Wells Fargo Bank and The Ford Motor Company - representing a variety of capital transactions, plus minority shareholder interest, management and their fiduciary responsibilities, executive/employee compensation, wrongful employment terminations, corporate valuations plus a diversity of corporate transactions, including mergers and acquisitions. As such, he has given testimony in Federal and State Courts plus the U.S. Tax Court and before the IRS plus acted as an expert on behalf of the Securities and Exchange Commission. During his 35 year career, he has written more than 500 valuation opinions. Further, Mr. Barren was also the approved expert in the case: I.O.M. Investments (Monitor Dynamics, Inc., a company involved in the security systems business, the same as in which Smart-Tek Communications Inc. also operates)versus the U.S. Internal Revenue Service.

Mr. Barren, who has been on various television and radio stations throughout the U.S. as part of his distinguished career, has appeared before numerous professional societies, including the American Management Association, conducting lectures and seminars on executive management, strategic planning, corporate finance, merger/acquisition and other business-related matters. From 1978 through 1995, Mr. Barren authored and conducted advanced courses in CRISIS MANAGEMENT, CORPORATE VALUATION TECHNIQUES, MERGER AND ACQUISITIONS, LITIGATION SUPPORT plus CAPITAL SOURCING under the Continuing Professional Education (CPE) program of the then 32,000-member California Certified Public Accountants Foundation for Education and Research, the 35,000-member State of New York, and the 30,000-member Texas Society of Certified Public Accountants.

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During the 1980's and 1990's, Mr. Barren appeared on various radio and television shows as an expert in business and the U. S. economy. Between 1991-1993, he was a frequent guest speaker to a number of Price Waterhouse (now PriceWaterhouseCoopers) CFO Forums in Southern California plus acted as a panel judge for Ernst & Young’s Annual Entrepreneurial Awards. For 2001, Mr. Barren was appointed to the Editorial Advisory Board of Prentice-Hall.

From 1990 to 2002, Mr. Barren taught courses as a part-time visiting lecturer for the Anderson Graduate School of Business-UCLA, The University of Southern California; Pepperdine University's Executive MBA Program plus Whittier College of Law and Chapman University's School of Law. In 1995-1996, Mr. Barren co-instructed various "workshop" courses in loan documentation and valuation procedures for Sanwa Bank, then one of the top five international banks.

Since 2005, Mr. Barren has received a number of accolades from various Latin American Countries for his many years of service to them. First, he was honored by the Central American Parliament and then by the President of CENTROAMERICANA DE INVERSIONES S. DE R. L. for his 40-years of service to its member countries in aiding their trade, both imports and exports – worldwide. This was then followed by honoring Mr. Barren for his countless efforts in helping Latin Americans in North America which has resulted in the creation or saving of employment of its people. Subsequently, Mr. Barren was also given another commendation. This was from FUNHDICOL (Fundacion Hondurena Para El Desarrollo Intelectual y Colectivo) for his many years of services in which he has assisted in many of this institution’s financial transactions which has helped in this country’s development.

In 2006, Mr. Barren was the Presenter for "Businessman of the Year" Award at the Trumpet Awards Ceremony in Atlanta, Georgia - the “Oscars” for African American Community Service. In 2006, Mr. Barren was presented with a Certificate of Honor from China's State-owned Supervision and Administration Commission of the People's Government of Hunan Province for his "great contribution" for establishing the first Sino-American Joint Ventured Hospital. Subsequently, he was also the keynote speaker at the 20th Annual China Industry Development Forum in Dongguan held by the China Tourist Hotels Association and received a plaque for his being an advisor to the Association. Mr. Barren, under EMCO/Hanover, has further been given an exclusive right to acquire majority control in the privatization of the multiple water treatment facility(s) in China.

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In 2007, Mr. Barren, who has appeared on Chinese television on a number of occasions, was presented with a second Certificate of Honor. This time, it was in recognition of his efforts in the award of the first ever granted license to build an assisted-care living community in China which The EMCO/Hanover Group Merchant Bankers will consist of some 12,000 senior citizen, housing units. Separately, he also received a Letter of Appointment as a senior consultant for the Prosperity of Baotou business and investment from the Baotou Disabled People Welfare Fund Association of The Red Cross of Baotou City, Inner Monogolia from its Chairman – Zheng Jinduo. Concurrent with that, Mr. Barren was further appointed a senior consultant for The Association of Entrepreneur’s Friend, Baotou CPPCC by its President – Li yu ran.

In 2008, Mr. Barren joined the Board of Directors of Elephant Talk Holdings, Inc., a publicly-traded U.S. Company. Elephant Talk is an international telecom operator and enabler/systems integrator to the multi-media industry by facilitating the distribution of all forms of content and telecom services to global consumers. Besides various worldwide licenses in over a dozen markets in Europe, Asia and the Middle East, it also has a license to operate telecommunication switching facilities in China. Through mid-2009 before resigning, Mr. Barren served as its Company’s Vice Chairman in addition to being Chairman of its Compensation Committees plus the independent Director for its Nominating and Corporate Governance Committee along with its Audit Committee.

In May 2009, Mr. Barren met with the major of Shenyang, China. At that time he was appointed an honorary financial and economic adviser to the City of Shenyang. As part of his appointment Mr. Barren will attend the City’s yearly economic forum and other key meeting with the Mayor of Shenyang.

Mr. Barren has been listed in Marquis' Who's Who in the World since 1989 his academic credentials are also presented. These include a Bachelor of Science degree from Babson College in 1962, a Master’s Degree from Bucknell University in 1963 plus in 1967 and 1968, two graduate certificates in International Marketing and Finance - with one, from the Harvard Business School and the other, from Cambridge University (Pembroke College) – England.

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For additional information on Mr. Barren and EMCO/Hanover, please refer to the Company’s website at www.emcohanover.com.

Cordially,

The EMCO/Hanover Group

/s/ Bruce W. Barren

Bruce W. Barren, Chairman

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